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                                  EXHIBIT 99


                     Press Release dated February 23, 1998

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For release:  Date Pending

                                 For more
                                 information contact: George D. Dalton, Chairman


                  Fiserv, Inc. Adopts Shareholder Rights Plan


     Brookfield, Wisconsin, Date Pending--Fiserv, Inc. (NASDAQ/NMS:FISV) announced today that its Board of Directors has adopted a Shareholder Rights Plan. The adoption of the Rights Plan is not in response to any known effort to acquire control of the Company, Fiserv said.

     "We believe this plan will serve the interests of our shareholders if they are confronted with unfair takeover tactics or attempts to acquire control of the Company at an inadequate price," said George D. Dalton, Chairman and Chief Executive Officer of Fiserv. "Like hundreds of other companies, Fiserv has adopted a Shareholder Rights Plan to assure that any acquisition or change in control of the Company would take place under circumstances in which our Board of Directors can secure the best available transaction for all shareholders."

     "This plan is not intended to prevent the acquisition of the Company on terms that are in the best interests of all shareholders," Dalton continued. "The mere granting of the Rights will not deter any prospective buyer willing to negotiate with our Board of Directors or make an offer for all shares at a fair price."

     Under the Rights Plan, Fiserv shareholders of record as of March 9, 1998, will be granted a dividend of one preferred stock purchase right for each outstanding share of Fiserv common stock. Subject to the terms of the Rights Plan, each Right entitles the registered holder to purchase one one-hundredths of a share of Fiserv's new series of preferred stock at an exercise price of $250. Until Rights become exercisable, outstanding Fiserv stock certificates will represent both shares of Fiserv common stock and Rights (no separate certificate will be issued for the Rights at this time). Rights will trade with the shares of Fiserv common stock until such time as they might become exercisable.

     Rights would become exercisable 11 business days after any person or group has acquired, commenced or announced its intention to commence a tender or exchange offer to acquire 15% or more of Fiserv common stock. Rights also become exercisable 11 business

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days after the majority of outside directors of Fiserv determine that a person or group beneficially owning 10% or more of Fiserv common stock is likely to (i) seek short-term financial gain to the detriment of the best long-term interests of Fiserv or its shareholders, or (ii) materially and adversely affect the business or prospects of Fiserv.

     If Rights become exercisable, holders of each Right, other than the acquiring or adverse person, will have the right, upon payment of the exercise price, to purchase the number of shares of Fiserv common stock (in lieu of the preferred stock) which, at that time, have a market value of two times the exercise price of a Right. If the Rights become exercisable, the Fiserv Board of Directors may also exchange Rights, other than those held by the acquiring person or adverse person, in whole or in part, at an exchange ratio of one share of Fiserv common stock per Right.

     At any time after a person or group acquires 15% or more of Fiserv common stock, if Fiserv is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold, Rights holders other than the acquiring person or group will have the right, upon payment of the exercise price, to purchase that number of shares of common stock of the acquiring company (in lieu of preferred shares) which, at the time of the transaction, have a market value equal to two times the exercise price of a Right.

     Rights will expire on February 23, 2008. Details of the Rights distribution are contained in a "Summary of Rights" which will be mailed to all Fiserv shareholders of record as of March 9, 1998.

     Fiserv, Inc. is an independent provider of financial data processing systems and related information management services and products to more than 5,000 banks, credit unions, mortgage firms and savings institutions worldwide. A publicly held company headquartered in Brookfield, Wis., Fiserv is traded on the NASDAQ over-the-counter market under the symbol FISV.